This prospectus supplement relates to an effective registration statement under the U.S. Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
File No. 333-227649

Subject to Completion, dated April 15, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 1, 2018)

América Móvil, S.A.B. de C.V.

U.S.$             % Senior Notes due 2029

U.S.$             % Senior Notes due 2049

We are offering U.S.$         aggregate principal amount of our      % senior notes due 2029 (the “2029 notes”) and U.S.$         aggregate principal amount of our          % senior notes due 2049 (the “2049 notes” and, together with the 2029 notes, the “notes”).

We will pay interest on each series of notes on              and             of each year, beginning on              , 2019. The 2029 notes will mature on             , 2029. The 2049 notes will mature on             , 2049.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries.

In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the outstanding notes of either series, in whole but not in part, at a price equal to 100% of their principal amount plus accrued and unpaid interest thereon to the redemption date. We may, at our option, redeem the notes of either series, in whole at any time or in part from time to time, at the applicable redemption prices set forth under “Description of Notes—Optional Redemption” in this prospectus supplement.

We will apply to list the notes on the New York Stock Exchange (the “NYSE”).

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discount		Price to Underwriters		Proceeds to América Móvil(2)
% Senior Notes due 2029		%		%		%	U.S.$
% Senior Notes due 2049		%		%		%	U.S.$

(1)	Plus accrued interest, if any, from , 2019.
(2)	Before deducting expenses payable by us related to this offering.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR THE “RNV”) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”), AND MAY NOT BE OFFERED PUBLICLY IN MEXICO. HOWEVER, WE EXPECT THAT THE NOTES WILL BE REGISTERED WITH THE INTERNATIONAL QUOTATION SYSTEM (SISTEMA INTERNACIONAL DE COTIZACIONES) MAINTAINED BY THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.) AS SOON AS PRACTICABLE AFTER NINETY DAYS FOLLOWING THE INITIAL OFFERING OF THE NOTES. WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO FOR INFORMATION AND STATISTICAL PURPOSES ONLY, AND THE DELIVERY OF SUCH NOTICE TO, AND THE RECEIPT THEREOF BY, THE CNBV IS NOT A REQUIREMENT FOR THE VALIDITY OF THE NOTES AND DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE NOTES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

None of the CNBV, the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form through The Depository Trust Company (“DTC”) on or about             , 2019.

Joint Lead Managers and Joint Book-Running Managers

Citigroup		Morgan Stanley

Joint Book-Running Managers
Barclays		BofA Merrill Lynch

Global Coordinator

Citigroup

The date of this prospectus supplement is             , 2019.

PROSPECTUS SUPPLEMENT

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Neither we nor any of the underwriters has authorized any person to give you any other information, and neither we nor any of the underwriters takes any responsibility for any other information that others may give you. This document may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the notes in any jurisdiction where the offer is not permitted.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference herein. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before making an investment decision.

América Móvil

We provide telecommunications services in 25 countries. We are a leading telecommunications services provider in Latin America, ranking first in wireless, fixed-line, broadband and Pay TV services based on the number of revenue generating units (“RGUs”). Our largest operations are in Mexico and Brazil, which together account for over half of our total RGUs and where we have the largest market share based on RGUs. We also have operations in 16 other countries in the Americas and seven countries in Central and Eastern Europe. As of December 31, 2018, we had 275.8 million wireless subscribers and 84.1 million fixed RGUs.

América Móvil, S.A.B. de C.V. is a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico with its principal executive offices at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Miguel Hidalgo, 11529, Mexico City, Mexico. Our telephone number is (5255) 2581-3700, ext. 4449 or 3935.

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	América Móvil, S.A.B. de C.V.

Notes Offered	U.S.$ aggregate principal amount of % Senior Notes due 2029.

U.S.$ aggregate principal amount of % Senior Notes due 2049.

Price to Public	% of principal amount, plus accrued interest, if any, from , 2019 for the 2029 notes.

% of principal amount, plus accrued interest, if any, from , 2019 for the 2049 notes.

Issue Date	The notes will be issued on , 2019.

Maturity Date	The 2029 notes will mature on , 2029.

The 2049 notes will mature on , 2049.

Interest Rate	Interest on the 2029 notes will accrue at the rate of % per year from , 2019.

Interest on the 2049 notes will accrue at the rate of % per year from , 2019.

Interest Payment Dates	Interest on each series of the notes will be payable on and of each year, beginning on , 2019.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured obligations and to all existing and future liabilities of our subsidiaries. Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by our subsidiary Radiomóvil Dipsa, S.A. de C.V. (“Telcel”). Accordingly, the holders of those outstanding debt securities will have priority over the holders of the notes with respect to claims to the assets of Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in the notes offered hereby. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

As of December 31, 2018, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.509.7 billion (U.S.$25.9 billion) excluding guarantees of our subsidiaries’ indebtedness. As of December 31, 2018, our subsidiaries had indebtedness (excluding guarantees of indebtedness of us and our other subsidiaries) of approximately Ps.129.2 billion (U.S.$6.6 billion).

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for the repayment of outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Further Issuances	We may, from time to time without the consent of holders of the notes of a series, issue additional notes on the same terms and conditions as the notes of that series (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional notes of that series will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of that series.

Payment of Additional Interest	If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% or, in certain circumstances, 10%. See “Taxation—Mexican Tax Considerations” in the accompanying prospectus. We will pay additional interest in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Interest” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.

Optional Redemption	Prior to the applicable par call date for each series of notes set forth below, we may, at our option, redeem the notes of such series, in whole at any time or in part from time to time, by paying the greater of the principal amount of each series of the notes to be redeemed and the applicable “make-whole” amount, plus accrued and unpaid interest thereon to the redemption date. On or after such dates, we may, at our option, redeem the outstanding notes of either or both series, in whole at any time or in part from time to time, at par plus accrued and unpaid interest thereon to the redemption date.

The par call date for the 2029 notes is , 2029 (the date that is three months prior to the stated maturity of the 2029 notes). The par call date for the 2049 notes is , 2048 (the date that is six months prior to the stated maturity of the 2049 notes).

See “Description of Notes—Optional Redemption” in this prospectus supplement and “Description of Debt Securities—Optional Redemption” in the accompanying prospectus.

Tax Redemption	If, due to changes in Mexican laws relating to Mexican withholding taxes, we are obligated to pay additional interest on the notes of either series in excess of the additional interest attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes of that series, in whole but not in part, at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest thereon to the redemption date.

Listing	We will apply to list the notes on the NYSE. However, we will not be required to maintain such listing.

CUSIP	The CUSIP for the 2029 notes is .

The CUSIP for the 2049 notes is .

ISIN	The ISIN for the 2029 notes is .

The ISIN for the 2049 notes is .

Form and Denominations	The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Debt Securities, Clearing and Settlement” in the accompanying prospectus.

Trustee, Registrar and Transfer Agent	Citibank, N.A.

Paying Agent	Citibank, N.A., London Branch

Governing Law	The indenture, the supplemental indentures relating to the notes and the notes will be governed by the laws of the State of New York.

Taxation	See “Taxation” in the accompanying prospectus for a summary of certain Mexican federal and U.S. federal income tax considerations.

Risk Factors	Before making an investment decision, prospective purchasers of the notes should consider carefully all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including, in particular, the information under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under “Part III—Risk Factors” in our 2018 Form 20-F (as defined herein), incorporated by reference herein.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus supplement incorporates by reference our audited consolidated financial statements as of December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017 and 2018, which are included in our 2018 Form 20-F (as defined herein). See “Incorporation of Certain Information by Reference” in this prospectus supplement.

Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board as of December 31, 2018. Our audited consolidated financial statements are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been translated to Mexican pesos. Note 2(a)(ii) to our audited consolidated financial statements describes how we translate the financial statements of our non-Mexican subsidiaries.

References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.

This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps.19.6829 to U.S.$1.00, which was the rate reported by Banco de México for settlement of obligations in foreign currencies on December 31, 2018, as published in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement incorporates important information about us that is not included in or delivered with this prospectus supplement. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 12, 2019 (SEC File No. 001-16269) (our “2018 Form 20-F”);

•

any future annual reports on Form 20-F filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the notes; and

•

any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3ASR (SEC File No. 333-227649).

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Miguel Hidalgo, 11529, Mexico City, Mexico, Attention: Investor Relations, telephone (5255) 2581-3700, ext. 4449 or 3935.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any filings we make electronically will be available to the public over the internet at the SEC’s web site at www.sec.gov.

RISK FACTORS

You should refer to the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Part III—Risk Factors” in our 2018 Form 20-F, incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of the underwriting discounts and transaction expenses, are expected to be approximately U.S.$         million. We intend to use the net proceeds from the sale of the notes for the repayment of outstanding indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2018 and as adjusted to reflect the issuance and sale of the notes, but not the application of the net proceeds of the offering.

U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps.19.6829 to U.S.$1.00, which was the rate reported by Banco de México for the settlement of obligations in foreign currencies on December 31, 2018, as published in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación).

	As of December 31, 2018
	Actual				As Adjusted
	(millions of Mexican pesos)		(millions of U.S. dollars)		(millions of Mexican pesos)		(millions of U.S. dollars)
	(unaudited)
Debt Securities:
Denominated in U.S. dollars:
América Móvil 5.000% Senior Notes due 2019	Ps.	14,762	U.S.$	750	Ps.	14,762	U.S.$	750
Telmex 5.500% Senior Notes due 2019		7,428		378		7,428		378
América Móvil 5.000% Senior Notes due 2020		41,823		2,125		41,823		2,125
América Móvil 3.125% Senior Notes due 2022		31,493		1,600		31,493		1,600
América Móvil 6.375% Senior Notes due 2035		19,315		981		19,315		981
América Móvil 6.125% Senior Notes due 2037		7,267		369		7,267		369
América Móvil 6.125% Senior Notes due 2040		39,366		2,000		39,366		2,000
América Móvil 4.375% Senior Notes due 2042		22,635		1,150		22,635		1,150
América Móvil % Senior Notes due 2029 offered hereby		—		—
América Móvil % Senior Notes due 2049 offered hereby		—		—

Total	Ps.	184,089	U.S.$	9,353	Ps.		U.S.$
Denominated in Mexican pesos:
América Móvil 6.000% Senior Notes due 2019	Ps.	10,000	U.S.$	508	Ps.	10,000	U.S.$	508
América Móvil 8.600% Domestic Senior Notes due 2020		7,000		356		7,000		356
América Móvil 6.450% Senior Notes due 2022		22,500		1,143		22,500		1,143
América Móvil 7.125% Senior Notes due 2024		11,000		559		11,000		559
América Móvil 0.000% Domestic Senior Notes due 2025		4,629		235		4,629		235
América Móvil 8.460% Senior Notes due 2036		7,872		400		7,872		400
Telmex 8.360% Domestic Senior Notes due 2037		5,000		254		5,000		254

Total	Ps.	68,001	U.S.$	3,455	Ps.	68,001	U.S.$	3,455

(Table continued on next page)

	As of December 31, 2018
	Actual				As Adjusted
	(millions of Mexican pesos)		(millions of U.S. dollars)		(millions of Mexican pesos)		(millions of U.S. dollars)
	(unaudited)
Denominated in Euros:
América Móvil 4.125% Senior Notes due 2019	Ps.	22,559	U.S.$	1,146	Ps.	22,559	U.S.$	1,146
América Móvil B.V. 0.000% Exchangeable Bonds due 2020		64,108		3,257		64,108		3,257
América Móvil 3.000% Senior Notes due 2021		22,558		1,146		22,558		1,146
TKA 3.125% Senior Notes due 2021		17,569		892		17,569		892
TKA 4.000% Senior Notes due 2022		18,028		916		18,028		916
América Móvil 4.750% Senior Notes due 2022		16,919		860		16,919		860
TKA 3.500% Senior Notes due 2023		7,132		362		7,132		362
América Móvil 3.259% Senior Notes due 2023		16,919		860		16,919		860
América Móvil 1.500% Senior Notes due 2024		19,175		974		19,175		974
TKA 1.500% Senior Notes due 2026		16,919		860		16,919		860
América Móvil 2.125% Senior Notes due 2028		14,663		745		14,663		745

Total	Ps.	236,549	U.S.$	12,018	Ps.	236,549	U.S.$	12,018
Denominated in Pound sterling:
América Móvil 5.000% Senior Notes due 2026	Ps.	12,551	U.S.$	638	Ps.	12,551	U.S.$	638
América Móvil 5.750% Senior Notes due 2030		16,316		829		16,316		829
América Móvil 4.948% Senior Notes due 2033		7,530		383		7,530		383
América Móvil 4.375% Senior Notes due 2041		18,826		956		18,826		956

Total	Ps.	55,223	U.S.$	2,806	Ps.	55,223	U.S.$	2,806
Denominated in Japanese yen:
América Móvil 2.950% Senior Notes due 2039	Ps.	2,335	U.S.$	119	Ps.	2,335	U.S.$	119

Total	Ps.	2,335	U.S.$	119	Ps.	2,335	U.S.$	119
Denominated in Chilean pesos:
América Móvil 3.961% Senior Notes due 2035	Ps.	3,905	U.S.$	198	Ps.	3,905	U.S.$	198

Total	Ps.	3,905	U.S.$	198	Ps.	3,905	U.S.$	198
Denominated in Brazilian reais:
Claro Brasil 102.400% of CDI Domestic Senior Notes due 2019	Ps.	5,080	U.S.$	258	Ps.	5,080	U.S.$	258
Claro Brasil 103.250% of CDI Domestic Senior Notes due 2019		1,829		93		1,829		93
Claro Brasil 103.900% of CDI Domestic Senior Notes due 2019		5,080		258		5,080		258
Claro Brasil 102.900% of CDI Domestic Senior Notes due 2020		7,619		387		7,619		387
Claro Brasil 104.000% of CDI Domestic Senior Notes due 2021		5,587		284		5,587		284
Claro Brasil 104.250% of CDI Domestic Senior Notes due 2021		7,696		391		7,696		391

Total	Ps.	32,891	U.S.$	1,671	Ps.	32,891	U.S.$	1,671

(Table continued on next page)

	As of December 31, 2018
	Actual				As Adjusted
	(millions of Mexican pesos)		(millions of U.S. dollars)		(millions of Mexican pesos)		(millions of U.S. dollars)
	(unaudited)
Hybrid Debt Securities:
Denominated in Euros:
América Móvil Euro NC10 (Euro Series B) Capital Securities due 2073	Ps.	12,407	U.S.$	630	Ps.	12,407	U.S.$	630

Total	Ps.	12,407	U.S.$	630	Ps.	12,407	U.S.$	630
Denominated in Pound Sterling:
América Móvil GBP NC7 Capital Securities due 2073	Ps.	13,806	U.S.$	701	Ps.	13,806	U.S.$	701

Total	Ps.	13,806	U.S.$	701	Ps.	13,806	U.S.$	701
Bank Debt and Other:
Denominated in U.S. dollars	Ps.	11,699	U.S.$	595	Ps.	11,699	U.S.$	595
Denominated in Mexican pesos	Ps.	4,500	U.S.$	229	Ps.	4,500	U.S.$	229
Denominated in Euros	Ps.	5,527	U.S.$	281	Ps.	5,527	U.S.$	281
Denominated in Chilean pesos	Ps.	64	U.S.$	3	Ps.	64	U.S.$	3
Denominated in Brazilian reais	Ps.	27	U.S.$	1	Ps.	27	U.S.$	1
Denominated in Peruvian soles	Ps.	7,899	U.S.$	401	Ps.	7,899	U.S.$	401
Total	Ps.	29,716	U.S.$	1,510	Ps.	29,716	U.S.$	1,510

Total Debt	Ps.	638,922	U.S.$	32,461	Ps.		U.S.$
Less short-term debt and current portion of long-term debt	Ps.	96,230	U.S.$	4,889	Ps.	96,230	U.S.$	4,889

Total Long-term Debt	Ps.	542,692	U.S.$	27,572	Ps.		U.S.$

Equity:
Capital stock	Ps.	96,338	U.S.$	4,895	Ps.	96,338	U.S.$	4,895
Total retained earnings	Ps.	237,255	U.S.$	12,054	Ps.	237,255	U.S.$	12,054
Other comprehensive income (loss) items	Ps.	(137,598)	U.S.$	(6,991)	Ps.	(137,598)	U.S.$	(6,991)
Non-controlling interest	Ps.	49,877	U.S.$	2,534	Ps.	49,877	U.S.$	2,534
Total Equity	Ps.	245,872	U.S.$	12,492	Ps.	245,872	U.S.$	12,492

Total Capitalization (total long-term debt plus equity)	Ps.	788,564	U.S.$	40,064	Ps.		U.S.$

As of December 31, 2018, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.509.7 billion (U.S.$25.9 billion) excluding guarantees of our subsidiaries’ indebtedness. As of December 31, 2018, our subsidiaries had indebtedness (excluding guarantees of indebtedness of us and our other subsidiaries) of approximately Ps.129.2 billion (U.S.$6.6 billion).

DESCRIPTION OF NOTES

The following description of the specific terms and conditions of the notes supplements the description of the general terms and conditions set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms and conditions of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section of this prospectus supplement, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and not to our subsidiaries or affiliates. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Debt Securities, Clearing and Settlement—Global Securities” in the accompanying prospectus.

The 2029 notes and the 2049 notes will constitute separate series of notes. The discussion of provisions of the notes, including, among others, the discussions set forth under “—Optional Redemption” below and “Description of the Debt Securities—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance” in the accompanying prospectus, applies to each series separately.

General

Base Indenture and Supplemental Indentures

The notes will be issued under a base indenture, dated as of October 1, 2018, and supplemental indentures relating to each series of notes. References to the “indenture” are to the base indenture as supplemented by the supplemental indentures relating to each series of notes. The indenture is an agreement among us, Citibank, N.A., as trustee, registrar and transfer agent, and Citibank N.A., London Branch, as paying agent.

Principal and Interest

The aggregate principal amount of the 2029 notes offered hereby will be U.S.$         . The 2029 notes will mature on             , 2029. The 2029 notes will bear interest at a rate of      % per year from             , 2019.

The aggregate principal amount of the 2049 notes offered hereby will be U.S.$        . The 2049 notes will mature on             , 2049. The 2049 notes will bear interest at a rate of     % per year from             , 2019.

Interest on each series of the notes will be payable on                      and                      of each year, beginning on             , 2019, to the holders in whose names the notes are registered at the close of business on the                      or                      immediately preceding the related interest payment date (whether or not a business day).

We will pay interest on each series of the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Interest on the notes will be computed at a fixed rate on the basis of a 360-day year of twelve 30-day months.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, London or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.

Currency of Payment

All payments of principal of and premium, if any, and interest on the notes will be made in U.S. dollars.

Stated Maturity and Maturity

The day on which the principal amount of each series of the notes is scheduled to become due is called the “stated maturity” of the principal of the notes of that series. On the stated maturity of the principal for each series of the notes, the full principal amount of such series of notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Debt Securities, Clearing and Settlement” in the accompanying prospectus.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes of a series on terms and conditions identical to those of the notes of that series (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of that series.

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of the notes who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations” in the accompanying prospectus.

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus, we will pay to holders of the notes all additional interest that may be necessary so that every net payment of interest or principal or premium, if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment by a Mexican taxing authority.

Any references in this prospectus supplement to principal, premium, if any, interest or any other amount payable in respect of the notes by us will be deemed also to refer to any additional interest that may be payable in accordance with the provisions described under “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay the notes. In addition, holders will not be entitled to require us to repurchase their notes from them before the stated maturity.

Optional Redemption With “Make-Whole” Amount or at Par

Prior to the applicable Par Call Date, we will have the right, at our option, to redeem the outstanding notes of each series, in whole at any time or in part from time to time, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Payments, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                      basis points, in case of the 2029 notes, or plus                      basis points, in the case of the 2049 notes (in each case, the “make-whole” amount), plus, in each case, accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date. On or after the applicable Par Call Date, we will have the right, at our option, to redeem the outstanding notes of each series, in whole at any time or in part from time to time, on at least 30 days’ but not more than 60 days’ notice, at par plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Par Call Date” means, in the case of the 2029 notes,             , 2029 (the date that is three months prior to the stated maturity of the 2029 notes) and, in the case of the 2049 notes,             , 2048 (the date that is six months prior to the stated maturity of the 2049 notes).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the applicable Par Call Date of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the applicable Par Call Date of the series of notes to be redeemed.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates which are primary United States government securities dealers and at least one additional leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Remaining Payments” means, with respect to the notes of a series to be redeemed, the remaining payments of principal of and interest on such notes that would be due after the related redemption date as if the notes were redeemed on the applicable Par Call Date. If the applicable redemption date is not an interest payment date with respect to the applicable series of notes, the amount of the next succeeding scheduled interest payment on the notes will be reduced by the amount of interest accrued on the notes to such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest thereon to the redemption date on the notes to be redeemed on such date. If less than all of the outstanding notes of either series are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis or by lot (and, in the case of notes in global form, in accordance with the applicable procedures of DTC).

Tax Redemption

We will have the right to redeem the notes of either series upon the occurrence of certain changes in the tax laws of Mexico as a result of which we become obligated to pay additional interest on the notes of that series in respect of withholding taxes at a rate in excess of 4.9%, in which case we may redeem the outstanding notes of that series, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture that affect our ability to incur liens to secure debt, enter into sale and leaseback transactions, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes. See “Description of Debt Securities—Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Notices

As long as the notes are in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the principal amounts of each series of notes set forth below.

Underwriter	Principal Amount of 2029 Notes	Principal Amount of 2049 Notes
Citigroup Global Markets Inc.	U.S.$	U.S.$
Morgan Stanley & Co. LLC	U.S.$	U.S.$
Barclays Capital Inc.	U.S.$	U.S.$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$	U.S.$

Total	U.S.$	U.S.$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them. The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by their counsel, including the validity of the notes, and to other conditions, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased.

The underwriters propose to offer the notes at the price to public set forth on the cover page of this prospectus supplement. The underwriters may also offer the notes to securities dealers at that price less a customary selling concession. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The underwriters may offer and sell the notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$         .

The notes are a new issue of securities with no established trading market. We will apply to list the notes on the NYSE. However, we will not be required to maintain such listing.

The underwriters intend to make a secondary market for the notes. The underwriters are not, however, obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We can provide no assurance concerning the liquidity of, or the development or continuation of trading markets for, the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may, subject to applicable law, engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Selling Restrictions

The notes are offered for sale only in those jurisdictions where it is lawful to make such offers.

Prohibition of sales to EEA retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”) from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, The Laws of Hong Kong), or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”) and the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Mexico

The notes have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV, and that no action has been or will be taken that would permit a public offer or sale of the notes in Mexico.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Peru

The notes and the information contained in this prospectus supplement have not been and will not be registered with or approved by the Peruvian Capital Markets Superintendency (Superintendencia del Mercado de Valores) or the Lima Stock Exchange. Accordingly, the notes cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes, among others, that any particular offer may qualify as private if it is directed exclusively to institutional investors.

Chile

The offer of the notes began on            , 2019 and the notes will not be registered under Chilean Securities Market Law (Law No. 18,045, as amended) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Commission for the Financial Markets (Comisión para el Mercado Financiero, or the “CMF”) and, therefore, the notes are not subject to the supervision of the CMF. Because the notes are unregistered securities, we are not required to disclose public information about the notes in Chile. Accordingly, the notes cannot and will not be offered or sold to persons unless they are registered in the corresponding securities registry. The notes may only be offered in Chile in circumstances which have not resulted and will not result in a public offering under Chilean law or in compliance with Norma de Carácter General (Rule) No. 336, dated June 27, 2012 of the CMF.

La oferta de las notas empezó el                    de                    de 2019 y las notas que se ofrecen no se registrarán al amparo de la Ley de Mercado de Valores de Chile (Ley No. 18,045 y sus correspondientes modificaciones) en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero (la “CMF”), por lo que tales valores no están sujetos a la fiscalización de la CMF. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores. En consecuencia, las notas no pueden y no serán ofrecidos o vendidos a personas, salvo que se encuentren inscritos en el registro correspondiente. Las notas sólo pueden ser ofrecidos en Chile en circunstancias que no han resultado y que no darán lugar a una oferta pública bajo la ley chilena o siempre que se acojan a la Norma de Carácter General Nº 336, de fecha 27 de junio de 2012 de la CMF.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

T+4 Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth U.S. business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Matters

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other transactions and matters in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our company or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Bufete Robles Miaja, S.C., our Mexican counsel, and for the underwriters by Greenberg Traurig S.C., Mexican counsel to the underwriters.

EXPERTS

The consolidated financial statements of América Móvil, S.A.B. de C.V. appearing in our 2018 Form 20-F, and the effectiveness of América Móvil, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2018, have been audited by Mancera, S.C., a member practice of Ernst & Young Global Limited, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

AMÉRICA MÓVIL, S.A.B. DE C.V.

DEBT SECURITIES

WARRANTS

We may from time to time offer debt securities or warrants to purchase debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” section in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

October 1, 2018

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to provide you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this process, América Móvil, S.A.B. de C.V. may from time to time offer and sell debt securities or warrants to purchase debt securities in one or more offerings.

As used in this prospectus, “América Móvil,” “we,” “our” and “us” refer to América Móvil, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement, which includes this prospectus, that we filed with the SEC also includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any accompanying prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations. In many cases we include, together with the forward-looking statements themselves, a discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections of our commercial, operating or financial performance, our financing, our capital structure or our other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to acquisitions, competition and rates;

•	statements concerning regulatory developments;

•	statements about our future economic performance or that of Mexico or other countries in which we operate;

•	statements about competitive developments in the telecommunications sector;

•	other descriptions of factors and trends affecting the telecommunications industry generally and our financial condition in particular; and

•	statements of assumptions underlying the foregoing statements.

We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Some of these factors are discussed under “Risk Factors” in our most recent annual report on 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated by reference in this prospectus or a prospectus supplement. They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

AMÉRICA MÓVIL

América Móvil provides telecommunications services in 25 countries. We are a leading telecommunications service provider in Latin America. Our largest operations are in Mexico and Brazil, and we also have major wireless, fixed-line or Pay TV operations in 16 other countries in the Americas and seven countries in Central and Eastern Europe. As of June 30, 2018, we had 279 million wireless subscribers and 83.4 million fixed revenue generating units.

América Móvil, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico with its principal executive offices at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Delegación Miguel Hidalgo, 11529, Mexico City, Mexico. Our telephone number at this location is (5255) 2581-4449.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated by reference in this prospectus or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to Debt Securities

There may not be a liquid trading market

If an active market for our debt securities does not develop, the price of our debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. We cannot assure you as to the liquidity of any trading market for our debt securities.

Creditors of our subsidiaries will have priority over the holders of our debt securities in claims to assets of our subsidiaries

Our debt securities will be obligations of América Móvil and not any of our subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of our debt securities in claims to assets of our subsidiaries. Our ability to meet our obligations, including under our debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by our subsidiary Radiomóvil Dipsa, S.A. de C.V. (“Telcel”). Accordingly, the holders of those outstanding debt securities will have priority over the holders of the unguaranteed debt securities offered by this prospectus with respect to claims to the assets of Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in our debt securities offered by this prospectus.

Judgments of Mexican courts enforcing our obligations under the debt securities would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of debt securities, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette of Mexico (Diario Oficial de la Federación). As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars or other currency that we are obligated to pay under the applicable indenture. In addition, our obligation to indemnify these holders against exchange losses may be unenforceable in Mexico.

Our obligations under the debt securities would be converted in the event of bankruptcy

Under Mexico’s Law on Commercial Reorganization (Ley de Concursos Mercantiles), if we were declared bankrupt or in bankruptcy reorganization (concurso mercantil), our obligations under our debt securities:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, called Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar or other currency occurring after such declaration.

USE OF PROCEEDS

Unless otherwise disclosed in a prospectus supplement with respect to a particular offering of securities, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued under a base indenture, dated as of October 1, 2018 (the “base indenture”), and supplemental indentures relating to particular series of debt securities (collectively, the “indenture”). The indenture is an agreement among us, Citibank, N.A., as trustee, registrar and transfer agent, and Citibank, N.A., London Branch, as paying agent, and any other applicable party thereto.

Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in our debt securities offered by this prospectus.

This section summarizes the material terms that are common to all series of debt securities issued by América Móvil under the indenture, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of debt securities offered in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the base indenture.

The indenture and the documents relating to each series of debt securities will together contain the full legal text of the matters summarized in this section. We have filed a copy of the base indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. We will file a copy of the supplemental indenture relating to each series of debt securities with the SEC. Upon request, we will provide you with a copy of the indenture and supplemental indentures. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and not to our subsidiaries or affiliates. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities, including, among others, the discussion of provisions described under “—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance,” applies separately to each individual series of debt securities.

General

Trustee

The trustee has the following two main roles:

•

First, the trustee can enforce the rights of holders against us if we default in respect of the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, which we describe under “—Defaults, Remedies and Waiver of Defaults.”

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Ranking of the Debt Securities

We are a holding company and our principal assets are shares that we hold in our subsidiaries. Our debt securities will not be secured by any of our assets or properties. As a result, by owning the debt securities, holders will be one of our unsecured creditors. The debt securities will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Our debt securities will not be guaranteed by any of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the debt securities in claims to assets of our subsidiaries. Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by Telcel. Accordingly, the holders of those outstanding debt securities will have priority over the holders of the debt securities with respect to claims to the assets of Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in our debt securities offered by this prospectus.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the debt securities, to issue additional debt securities on terms and conditions identical to those of the debt securities (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the debt securities. (Section 203)

Payment Provisions

Payments on the Debt Securities

We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment or, if none has been paid or made available for payment, from the issue date, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months. (Section 309)

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable procedures of the depositary as in effect from time to time. (Section 1002) Under those procedures, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in London. (Sections 202 and 306)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. (Section 114)

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, London or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public. (Section 101)

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time; provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in London. We may also choose to act as our own paying agent. Initially, we have appointed Citibank, N.A., London Branch, at its corporate trust office in London, as a paying agent. We must notify holders of changes in the paying agents as described under “—Notices.”

Unclaimed Payments

All money paid by us to the trustee or any paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any paying agent or anyone else. (Section 1003)

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

We will pay to holders of the debt securities all additional interest that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional interest is, however, subject to several important exceptions. We will not pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:

•

any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•

any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of a debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•

any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;

•	any estate, inheritance, gift or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•

any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security; and

•	any combination of the items in the bullet points above. (Section 1009)

The limitations on our obligations to pay additional interest described in the second bullet point above will not apply if the provision of information, documentation or other evidence described in that bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1009(a))

Applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation) currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the second bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in that bullet point is expressly required by the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation), (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation).

In addition, the limitation described in the second bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any Mexican taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. We will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

In the event that additional interest actually paid with respect to the debt securities pursuant to the preceding paragraphs is based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Any reference in this prospectus, the base indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional interest that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

Optional Redemption

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay the debt securities. In addition, holders will not be entitled to require us to repurchase their debt securities from them before the stated maturity. (Section 1101(a))

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay holders accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if holders do not collect their money. (Sections 301,1101 and 1104)

Redemption for Taxation Reasons

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the debt securities of any series are issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of the additional interest attributable to a Mexican withholding tax rate of 4.9% with respect to the debt securities of that series (see “—Payment of Additional Interest” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of that series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the debt securities being redeemed, plus accrued and unpaid interest, any premium applicable in the case of a redemption prior to maturity and any additional interest due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional interest if a payment on the debt securities of that series were then due and (2) at the time such notice of redemption is given such obligation to pay such additional interest remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:

•

a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•

an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment. (Section 1101(d))

This notice, after it is delivered to the holders, will be irrevocable. (Section 1102)

Covenants

The following covenants will apply to us and certain of our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.

Limitation on Liens

We may not, and we may not allow any of our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 15% of our Consolidated Net Tangible Assets unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•

liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•

liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above; provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1006)

“Consolidated Net Tangible Assets” means total consolidated assets less (1) all current liabilities, (2) all goodwill, (3) all trade names, trademarks, patents and other intellectual property assets and (4) all licenses, each as set forth on our most recent consolidated balance sheet and computed in accordance with International Financial Reporting Standards (“IFRS”). (Section 101)

“Restricted property” means (1) any exchange and transmission equipment, switches, cellular base stations, microcells, local links, repeaters and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of any restricted subsidiary. (Section 101)

“Restricted subsidiaries” means our subsidiaries that own restricted property. (Section 101)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our restricted subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Limitation on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transaction permitted under the following bullet point) would not exceed an amount equal to 15% of our Consolidated Net Tangible Assets; or

•

we or one of our restricted subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the restricted property leased. (Section 1008)

“Sale and leaseback transaction” means an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary leases a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$ 1 million (or its equivalent in other currencies) or more. (Section 101)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate inherent in the applicable lease, of the obligations of the lessee for net rental payments (excluding, amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease (as determined in good faith by us in accordance with IFRS). (Section 101)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)

In the event that, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish on a reasonably prompt basis to the trustee and holders who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K. (Section 1005)

If we become aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•

if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture;

•

immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, or any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Defaults, Remedies and Waiver of Defaults

Holders will have special rights if an event of default with respect to the debt securities they hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to the debt securities:

•	we fail to pay interest on any debt security within 30 days after its due date;

•	we fail to pay the principal or premium, if any, of any debt security on its due date;

•

we remain in breach of any covenant in the indenture for the benefit of holders of the debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the debt securities) stating that we are in breach;

•

we experience a default or event of default under any instrument relating to debt having an aggregate principal amount exceeding U.S.$50 million (or its equivalent in other currencies) that constitutes a failure to pay principal or interest when due or results in the acceleration of the debt prior to its maturity;

•	a final judgment is rendered against us in an aggregate amount in excess of U.S.$50 million (or its equivalent in other currencies) that is not discharged or bonded in full within 30 days; or

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us.

Remedies Upon Event of Default

If an event of default with respect to the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the debt securities, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us, the entire principal amount of all the debt securities and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable. (Section 502)

Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If the maturity of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the debt securities may cancel the acceleration for all the debt securities, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the debt securities have been cured or waived. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as indemnity and/or security, from expenses and liability. If the trustee receives an indemnity and/or security that is satisfactory to it, the holders of a majority in principal amount of the debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Sections 512 and 603(e))

Before holders bypass the trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	such holders must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•

the holders of not less than 25% in principal amount of the debt securities must make a written request that the trustee take action with respect to the debt securities because of the default and they or other holders must offer to the trustee indemnity and/or security satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities. (Section 507)

Holders will be entitled, however, at any time to bring a lawsuit for the payment of money due on their debt securities on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities may waive a past default for all the debt securities. If this happens, the default will be treated as if it had been cured. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in the obligation to pay additional interest;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture; and

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to curing any ambiguity, defect or inconsistency, making changes to conform the provisions contained in the indentures to the description of debt securities contained in this prospectus or an applicable prospectus supplement and making changes that do not adversely affect the rights of holders of the debt securities in any material respect, such as adding covenants, additional events of default, collateral or successor trustees. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture or the debt securities will be required to be approved by the holders of a majority in principal amount of the debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1011)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of agencies with respect to the debt securities (Sections 1201 and 1202) or (2) our obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional interest) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)

If we elect either legal defeasance or covenant defeasance with respect to any debt securities, we must so elect it with respect to all of the debt securities. (Section 1201)

Special Rules for Actions by Holders

When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited with the trustee in trust or the paying agent or set aside (if we act as our own paying agent) in trust for its holder, money for its payment or redemption. (Section 101)

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate trust office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify holders of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities or the indenture (subject to the exceptions described below), we have:

•	submitted to the jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan, The City of New York, and any appellate court thereof;

•

agreed that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or New York state court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of our place of residence or domicile; and

•	appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America, as process agent.

The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established. (Section 115)

To the extent that we have or hereafter may acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)

Currency Indemnity

Our obligations under the debt securities will be discharged only to the extent that the relevant holder is able to purchase the securities currency with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. The holder will not be obligated to make this reimbursement if we are in default of our obligations under the debt securities. (Section 1010)

Our Relationship with the Trustee

Citibank, N.A. is initially serving as the trustee for the debt securities. Citibank, N.A. or its affiliates may have other business relationships with us from time to time.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. A form of warrant agreement will be filed as an exhibit to the registration statement.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

Holders may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving their identity and the number of warrants to be exercised. Once holders pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to such holders in authorized denominations or share amounts. If holders exercise less than all of the warrants evidenced by their warrant certificate, holders will be issued a new warrant certificate for the remaining amount of warrants.

FORM OF DEBT SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) on behalf of the owners of such interests.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by DTC.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment Provisions—Payments on Certificated Debt Securities.”

Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the debt securities will be carried out through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream and Euroclear

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear.”

Certificated Debt Securities

We will issue debt securities to holders in certificated registered form only if:

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in London.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	holders will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•

all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution in accordance with its policies and procedures.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established its principal place of business management or its effective seat of business management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the CNBV has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and

Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified in the general rules of the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities, as set forth in the Mexican Income Tax Law.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes; provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin and (3) the relevant interest income is exempt from taxation in such country.

We have agreed, subject to specified exceptions and limitations, to pay additional interest to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional interest in respect of such Mexican withholding taxes, any refunds of such additional interest will be for our account. See “Description of Debt Securities—Payment of Additional Interest.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional interest may be limited as set forth under “Description of Debt Securities—Payment of Additional Interest.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of debt securities will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue, registration or similar taxes payable by a foreign holder with respect to debt securities.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”) and certain U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder (a “non-U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities of that series, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence. This summary does not address the Medicare tax on net investment income. This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less or more than their stated principal amount. For information regarding any such special tax considerations relevant to particular issuances, or regarding the issuance of warrants, if any, you should read the applicable prospectus supplement.

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. This rule generally is effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments of Interest and Additional Interest

Payments of the gross amount of interest and additional interest (as defined in “Description of Debt Securities—Payment of Additional Interest”) with respect to a debt security, i.e., including amounts withheld in respect of Mexican withholding taxes, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, cash method U.S. holders will report interest on the debt security when it is received or unconditionally made available for receipt, and accrual method U.S. holders will report stated interest as it accrues.

In the case of debt securities denominated in a currency other than the U.S. dollar (a “foreign currency debt security”), the amount of interest income realized by a cash method U.S. holder will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt, regardless of whether the payment in fact is converted into U.S. dollars. A cash method U.S. holder will not recognize foreign currency gain or loss with respect to the receipt of such payment, but may have foreign currency gain or loss attributable to the actual disposition of the foreign currency so received. An accrual method U.S. holder will accrue interest income on a foreign currency debt security in the foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year), or, at the accrual method U.S. holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”). An accrual method U.S. holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a foreign currency debt security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, and will not be treated as an adjustment to interest income received on a foreign currency debt security. Foreign currency gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss.

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and additional interest paid on the debt securities generally will constitute foreign source passive category income.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional interest.

Sale or Other Taxable Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the debt securities in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional interest thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the debt securities. A U.S. holder’s adjusted tax basis in a debt security generally will be its cost for that debt security.

In the case of a foreign currency debt security, a U.S. holder’s amount realized generally will be the U.S. dollar value of any foreign currency received, calculated at the exchange rate in effect on the date the foreign currency debt security is sold or otherwise disposed of, and its adjusted tax basis in the foreign currency debt security generally will be the U.S. dollar value of the purchase price for that security on the date of purchase. If the foreign currency debt securities of a series are traded on an established securities market, however, a cash method U.S. holder (and, if it so elects, an accrual method U.S. holder) will determine its adjusted basis in, or amount realized on, a foreign currency debt security of that series by translating the amount paid or received at the spot rate of exchange on the settlement date of the purchase or disposition of the foreign currency debt security, respectively. The election available to accrual method U.S. holders in respect of the purchase and disposition of foreign currency debt securities traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as described below with respect to foreign currency gain or loss, gain or loss realized by a U.S. holder on the sale or other taxable disposition of the debt securities generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Gain or loss realized by a U.S. holder on the sale or other taxable disposition of a foreign currency debt security generally will be treated as foreign currency gain or loss with respect to the principal amount of such security, which will be taxable as ordinary income or loss, to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such foreign currency debt security. The foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt security. In addition, upon the sale or other taxable disposition of a foreign currency debt security, an accrual method U.S.

holder may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the sale or other taxable disposition of the security.

Capital gain or loss (and in the case of foreign currency debt securities, foreign currency gain or loss) recognized by a U.S. holder on the sale or other taxable disposition of the debt securities generally will be U.S.-source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the debt securities.

Foreign Currency Debt Securities and Reportable Transactions

A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss from foreign currency debt securities as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of the foreign currency debt securities constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment by filing Form 8886 with the IRS. Prospective purchasers should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of foreign currency debt securities.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities or on gain realized on the sale or other taxable disposition of debt securities.

Information Reporting and Backup Withholding

Payments on the debt securities, and proceeds of the sale or other disposition of the debt securities, that are paid within the United States or through certain U.S.-related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Although non-U.S. holders generally are exempt from information reporting and backup withholding, a non-U.S. holder may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

No securities will be publicly offered or traded in Mexico absent an available exception under the Mexican Securities Market Law.

EXPERTS

The consolidated financial statements of América Móvil, S.A.B. de C.V. and its subsidiaries appearing in its annual report on Form 20-F for the year ended December 31, 2017, and the effectiveness of América Móvil, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2017, have been audited by Mancera, S.C., a member practice of Ernst & Young Global Limited, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the securities under New York law, and Bufete Robles Miaja, S.C. will provide an opinion regarding the authorization of the securities under Mexican law.

Mr. Rafael Robles Miaja, our Corporate Pro-Secretary, is a partner at the firm Bufete Robles Miaja, S.C.

ENFORCEABILITY OF CIVIL LIABILITIES

América Móvil is a corporation organized under the laws of Mexico, with its principal places of business (domicilio social) in Mexico City. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Bufete Robles Miaja, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our website at www.americamovil.com. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website, even if it might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2017, filed with the SEC on April 26, 2018 (SEC File No. 001-16269);

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any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Delegación Miguel Hidalgo, 11529, Mexico City, Mexico, Attention: Investor Relations, telephone (5255) 2581-4449.